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                                                                    Exhibit 99.1


                          [WILLBROS GROUP, INC. LOGO]


                                        CONTACT:    Michael W. Collier
NEWS RELEASE                                        Investor Relations Manager
                                                    Willbros USA, Inc.
                                                    (713) 403-8016

FOR IMMEDIATE RELEASE                               Jack Lascar / Partner
                                                    DRG&E
                                                    (713) 529-6600


                     WILLBROS COMMENCES CONSENT SOLICITATION
                           ON CONVERTIBLE SENIOR NOTES


         HOUSTON, TEXAS - SEPTEMBER 8, 2005 - Willbros Group, Inc. (NYSE: WG) announced today that it is soliciting consents from the holders of its outstanding 2.75% convertible senior notes due 2024 to amend certain provisions in the indenture governing the notes. By consenting to the proposed amendments to the indenture, holders of the notes will also be consenting to waive any potential defaults that may have occurred before the proposed amendments become effective, to rescind a purported notice of default that was delivered to Willbros under the indenture and to clarify that for a period ending on the nine-month anniversary of the date the proposed amendments become effective, no default will occur if Willbros fails to timely file a periodic report with the SEC. Approval of the proposed amendments and waiver requires the consent of the holders of a majority in principal amount of the outstanding notes. The record date for the solicitation is September 6, 2005.

         The proposed amendments provide that:

     o the initial date on or after which Willbros may redeem all or any portion of the notes will change from March 15, 2011 to March 15, 2013; and

     o in the event of a fundamental change involving a sale of Willbros in which at least 10 percent of the sales proceeds are paid in cash, Willbros will pay a

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         make-whole payment to the holders of the notes. The make-whole payment will consist of no more than the present value of two years of scheduled interest payments on the notes.

No separate cash fee is being paid to holders for delivering consents.

         Willbros previously announced that it would not be able to timely file its annual report on Form 10-K for the year ended December 31, 2004 and its quarterly reports for the periods ended March 31, 2005 and June 30, 2005, and Willbros has not filed them to date. On June 10, 2005, Willbros received a letter from a representative of Whitebox Advisors, LLC asserting that, as a result of Willbros' failure to timely file with the SEC its 2004 Form 10-K and Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, Whitebox Advisors was placing Willbros on notice of an event of default under the indenture. Willbros has previously indicated that it does not believe that it has failed to perform its obligation under the indenture.

         On August 19, 2005, Willbros reached an agreement with Whitebox Advisors, the beneficial owner of approximately 25.1% of the notes as of June 10, 2005, pursuant to which it agreed to prepare an amendment to the indenture and solicit approval for the proposed amendments and waiver. Whitebox Advisors has agreed to deliver a letter of consent in favor of the proposed amendments and waiver.

         The solicitation expires at 5:00 p.m., New York City time, on September 21, 2005, unless extended by Willbros. Willbros will announce any extensions of the solicitation by press release no later than 9:00 a.m., New York City time, the day after expiration of the solicitation.

         The solicitation presents certain risks for holders who consent, as set forth more fully in the consent solicitation statement. This document contains important information, and holders should read it carefully before making any decision.

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         Willbros has retained Bear, Stearns & Co. Inc. to serve as solicitation agent for the solicitation, and D.F. King & Co., Inc. to serve as the information agent and tabulation agent.

         Questions regarding the solicitation may be directed to the solicitation agent at (877) 696-2327 (toll free). Copies of the consent solicitation statement and related documents may be obtained at no charge by contacting the information agent by telephone at (888) 886-4425 (toll-free) or
(212) 269-5550, or in writing at 48 Wall Street, 22nd Floor, New York, NY 10005.

         This announcement is not a solicitation of consents with respect to the notes. The solicitation is being made solely by the consent solicitation statement. In any jurisdiction where the laws require solicitations to be made by a licensed broker or dealer, the solicitation will be deemed to be made on behalf of Willbros by the solicitation agent.

         Willbros Group, Inc. is an independent contractor serving the oil, gas and power industries, providing engineering and construction, and facilities development and operations services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including those discussed above and such things as the potential for additional investigations, fines and penalties by government agencies, the financial impact of the internal investigation, litigation that may arise from the investigation, the outcome of the potential SEC and Department of Justice investigations, including review and restatement of its previously announced or filed financial results and the costs and expenses associated therewith; the audit of the restated financial statements; the identification of one or more other issues that require restatement of one or more prior period financial statements; the completion and audit of Willbros' 2004 financial statements; the communication by Willbros' management and independent auditors of the existence of material weaknesses in internal controls over financial reporting; availability of quality management, availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company's loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures, oil, gas, gas liquids and power prices and demand, the amount and location of planned pipelines, the effective tax rate of the different countries where the work is being conducted, development trends of the oil, gas and power industries, changes in the political and economic environment of the countries in which the Company has operations, as well as other risk factors described from time to time in the Company's documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

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